Exhibit 4.8

AMENDMENT NO. 8 TO THE ANDEAVOR 401(k) PLAN THIS AGREEMENT, made at San Antonio, Texas, effective as set forth herein, by Andeavor (the “Company”’): WITNES SETH: WHEREAS, the Company has previously maintained the Tesoro Corporation Thrift Plan, which was most recently amended and restated as of January 1, 2014, and subsequently amended and renamed the Andeavor 401(k) Plan, effective August 1, 2017 (the “P/a«”); and WHEREAS, the Company has retained the right to amend the Plan from time to time; and WHEREAS, the Company wishes to amend the Plan to make such other changes as deemed appropriate; and NOW, THEREFORE, the Plan is hereby amended effective as of the dates specifically set forth herein, as follows:1.Article II, Section 2.1, subsection (eee) of the Plan, is hereby amended to read as follows: ( “(eee) Year of Service. A Year of Service shall be based upon an Employee’s entire period of Service, irrespective of the number of hours actually worked during such period. A Year of Service shall be credited for each 12-month period, which need not be consecutive, beginning with the Employee’s Employment Commencement Date, subject to the following provisions: (i) Prior to the Effective Date, Years of Service shall be computed and counted pursuant to the provisions of the Prior Plan in effect on the day before the Effective Date. (ii)A Participant shall receive credit for Years of Service incurred while employed with a predecessor of the Employer hereunder, whether such predecessor was a corporation, partnership, sole proprietorship or other business entity, only as specified in an acquisition agreement relating to such predecessor. (iii)Any employee of USA Petroleum (or its affiliates) hired by an Employer on May 1, 2007 (the “USA Petroleum Date”) or subsequent to that date following a return from an approved leave of absence, as part of the acquisition of substantially all of the assets of USA Petroleum shall also be granted Years of Service for the period such employee was granted such service credit by USA Petroleum (or its affiliates). (iv) Any employee of Shell Oil Company hired by an Employer on May 11, 2007, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition of substantially all of the assets associated with the Shell Los Angeles Refinery shall also be granted Years of Service for the period such employee was granted such service by Shell Oil Company. (v)    Effective June 1, 2013, any employee of British Petroleum (or its affiliates) hired by an Employer on June 1, 2013, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition by the Company of British Petroleum’s fully integrated Southern California Refining and Marketing Business, shall also be granted Years of Service for the period such employee was granted such service credit by British Petroleum (or its affiliates). (vi)    Effective June 19, 2013, any employee of Chevron (or its affiliates) hired by an Employer on June 19, 2013, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition by Tesoro Logistics LP from Chevron Pipe Line Co. and Northwest Terminalling Co. of the Northwest Product Pipeline and Terminal System, shall also be granted Years of Service for the period such employee was granted such service credit by Chevron (or its affiliates). (vii)    Effective January 11, 2016, any employee of Great Northern Midstream, LLC (or its affiliates) hired by an Employer on January 11, 2016, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition by Tesoro Great Plains Holding Co. LLC of Great Northern    ) Midstream LLC (or its affiliates) shall be granted Years of Service for the period of his employment by Great Northern Midstream LLC (or its affiliates. Nonetheless, in no event shall any such employee be eligible to participate in the Plan prior to February 21, 2016. (viii) Effective June 20, 2016, any employee of Flint Hills Resources (or its affiliates) hired by an Employer on June 20, 2016, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition by Tesoro Alaska Company LLC and Tesoro Alaska Terminals LLC of Flint Hills Resources’ wholesale marketing and logistics assets in Anchorage and Fairbanks, Alaska shall be granted Years of Service for the period of his employment by Flint Hills Resources (or its affiliates). (ix)    Effective June 28, 2016, any employee of Dakota Prairie Refining, LLC (or its affiliates) hired by an Employer on June 28, 2016, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition by Tesoro Refining & Marketing Company of Dakota Prairie Refining, LLC shall be granted Years of Service for the period of his employment by Dakota Prairie Refining, LLC (or its affiliates). (x)    Effective September 28, 2016, any employee of Virent, Inc. (or its affiliates) hired by an Employer on September 28, 2016, or subsequent to that date following a return from an approved leave of absence, as part of the merger ,

(    by and between Tesoro Refining & Marketing Company LLC, Tesoro Renewables Merger Sub Inc. and Virent, Inc. shall be granted Years of Service for the period of his employment by Virent, Inc. (or its affiliates. Nonetheless, in no event shall any such employee be eligible to participate in the Plan prior to January 1, 2017. (xi)    Effective December 2,2014, any employee of QEP Resources, Inc. (or its affiliates) hired by an Employer on December 2, 2014, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition by Tesoro Logistics LP from QEP Resources, Inc. of its wholly owned natural gas pipeline and processing business, QEP Field Services, LLC, shall also be granted Years of Service for the period such employee was granted such service credit by QEP Resources, Inc. (or its affiliates). (xii)    Effective January 1, 2017, any employee of Whiting Petroleum Corporation (or its affiliates) hired by an Employer on January 1 2017, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition by Tesoro Logistics LP from Whiting Petroleum Corporation of certain crude oil, natural gas and produced water gathering systems and two natural gas processing facilities, shall also be granted Years of Service for the period such employee was granted such service credit by Whiting Petroleum Corporation (or its affiliates). ,    (xiii) Effective January 1, 2018, any employee of Western Refining, Inc. (or its affiliates), including its wholly-owned subsidiary, Northern Tier Energy LLC, on June 1, 2017, including employees who return to active employment of any of such entities subsequent to that date following a return from an approved leave of absence, as part of the acquisition of Western Refining, Inc., shall be granted Years of Service for the period of his employment by Western Refining Inc. (or its affiliates), including its wholly-owned subsidiary, Northern Tier Energy LLC. Nonetheless, in no event shall any such employee be eligible to participate in the Plan prior to January 1, 2018. (xiv)    Effective January 19, 2018, any employee of Rangeland Energy II, LLC (or its affiliates) hired by an Employer on January 19, 2018, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition of Rangeland Energy II, LLC, shall also be granted Years of Service for the period of his employment by Rangeland Energy II, LLC (or its affiliates). (xv)    Effective January 31,2018, any employee of ConocoPhillips (or its affiliates) hired by an Employer on January 31, 2018, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition of the Kenai LNG liquefied natural gas plant in Alaska, shall also be granted Years of Service for the period of his employment by ConocoPhillips (or its affiliates). (xvi)    Effective May 1, 2018, any employee of Plains All American Pipeline, L.P. (or its affiliates) hired by an Employer on May 1, 2018, or part of the acquisition by Andeavor Logistics LP from Plains All AmericanPipeline, L.P. of the Wamsutter Pipeline System, shall also be granted Years of (    subsequent to that date following a return from an approved leave of absence, as ‘ Service for the period of his employment by Plains All American Pipeline, L.P. (or its affiliates). (xvii) Effective May 21, 2018, any employee of Delek US Holdings, Inc. (or its affiliates) hired by an Employer on May 21, 2018, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition of the asphalt terminals located in Elk Grove, California; Bakersfield, California; Mojave, California; and Phoenix, Arizona (formerly Alon Asphalt Company) and of the asphalt terminal located in Fernley, Nevada held by Paramount Nevada Asphalt Company; shall also be granted Years of Service for the period of his employment by Delek US Holdings, Inc. (or its affiliates). (xviii) Effective August 1, 2018, any employee of Delek US Holdings, Inc. (or its affiliates), specifically including Paramount Nevada Asphalt Company (“PNAC”), hired by an Employer on August 1, 2018, or subsequent to that date following a return from an approved leave of absence, as part of the acquisition of the interest of Delek US Holdings, Inc. in PNAC, shall also be granted Years of Service for the period of his employment by Delek US Holdings, Inc. (or its affiliates), specifically including PNAC. (xix)    In the case of a Participant who has five (5) or more consecutive Breaks in Service, all Years of Service incurred after such Breaks in Service will be disregarded for purposes of measuring Years of Service before such Breaks in    ) Service. (xx)    If a Participant who does not have any nonforfeitable right to his Individual Account incurs a period of five (5) consecutive Breaks in Service, then all of his prior Years of Service incurred before such Breaks in Service will be disregarded for purposes of measuring Years of Service after such Breaks in Service and shall no longer be credited to him.” 2.    Article X, Section 10.1, is hereby amended in its entirety, effective June 29, 2018, to read as follows: “10.1 Eligibility and Benefits. If a Participant’s employment with his Employer and all Affiliates shall terminate for any reason other than his Retirement under Article VII, death under Article VIII, or Disability under Article IX, such Participant shall be entitled to the entire amount to the credit of his Salary Reduction Contribution Account, Roth Contribution Account, Qualified Roth Transfer Account, Employee Contribution Account, Rollover Contribution Account, Nonelective Contribution Account and ESOP Transfer Account, if applicable, and to the Safe Harbor Matching Contributions, and amounts attributable thereto, that are credited to such Participant’s Company Matching Contribution Account as of the Valuation Date coincident with or next preceding the date of such termination, together with his portion, if any, of the Salary Reduction Contributions, Roth Contributions, Catch-Up Contributions, Employee Contributions, Safe Harbor Matching Contributions and Nonelective Contributions allocated after the    >

date of his termination of employment, adjusted for earnings and losses, if any, that accrue to the Valuation Date immediately preceding the date of distribution, if later. Except to the extent provided below, the percentage of the Company Matching Contributions and Discretionary True-Up Matching Contributions, and amounts attributable thereto, that are credited to the Participant's Company Matching Contribution Account, and the percentage of the Profit Sharing Contributions, and amounts attributable thereto, that are credited to the Participant's Profit Sharing Contribution Account to which he is entitled shall be determined in accordance with the following schedule:

Completed Years of Service	Percentage Payable
Less than 1 year	0%
1 year or more	100%

Notwithstanding the foregoing schedule, a Participant whose employment is involuntarily terminated as a result of a layoff shall be 100% vested in his Account. The determination of whether the Participant's employment has been "involuntarily terminated as a result of a layoff" shall be made by the Company, in its sole and absolute discretion. Furthermore, any Participant who was employed by Tesoro Hawaii, LLC as of September 25, 2013, the date of the sale by the Company of all of its interest in Tesoro Hawaii, LLC, shall be immediately 100% vested in his Account as of such date, notwithstanding the foregoing schedule. Further, notwithstanding the foregoing, a Participant whose Company Matching Contribution Account includes a Virent Matching SubAccount shall be entitled to such Virent Matching SubAccount only as determined in accordance with the following schedule:

Completed Years of Service	Percentage Payable
Less than 1 year	0%
1 year but less than 2 years	25%
2 years but less than 3 years	50%
3 years but less than 4 years	75%
4 years or more	100%

Further, notwithstanding the foregoing, a Participant whose Company Matching Contribution Account includes a Northern Tier Energy Matching SubAccount for matching contributions made under the Northern Tier Energy Retirement Savings Plan prior to January 1, 2017; a Giant Industries Matching SubAccount I for discretionary employer matching contributions made under the Giant Industries, Inc. & Affiliated Companies 401(k) Plan between January 1, 2004 and January 1, 2008; or a Northern Tier Energy Retail Savings Matching SubAccount for fixed profit sharing contributions made under the Northern Tier Retail Savings Plan, which assets transferred to the Northern Tier Energy Retirement Savings Plan, effective January 1, 2015; shall be entitled to such Northern Tier Energy Matching SubAccount, such Giant Industries Matching

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SubAccount I, and such Northern Tier Energy Retail Savings Matching SubAccount as determined in accordance with the following schedule: Percentage Completed Years of Service    Payable Less than 3 years    0% 3 years or more    100% Further, notwithstanding the foregoing, a Participant whose Company Matching Contribution Account includes a Western Refining Matching SubAccount for matching employer contributions made under the Western Refining & Affiliated Companies 401 (k) Plan prior to January 1, 2002 shall be entitled to such Western Refining Matching SubAccount as determined in accordance with the following schedule: Completed Years of Service Percentage Pavable Less than 3 years 0% 3 years but less than 4 years 20% 4 years but less than 5 years 40% 5 years but less than 6 years 60% 6 years but less than 7 years 80% 7 or more years 100% Finally, notwithstanding the foregoing, a Participant whose Nonelective Contribution Account includes a Western Refining Nonelective Contribution SubAccount for discretionary profit sharing nonelective contributions made under the Western Refining & Affiliated Companies 401 (k) Plan on behalf of employees who were hired prior to January 1, 2017 and a Participant whose Company Matching Contribution Account includes a Giant Industries Matching SubAccount II for discretionary employer matching contributions made under the Giant Industries, Inc. & Affiliated Companies 401(k) Plan on behalf of employees who were hired prior to January 1, 2004 are immediately vested in such Western Refining Nonelective Contribution SubAccount and such Giant Industries Matching SubAccount II.” 3.    Article XII, Section 12.8, is hereby amended in its entirety, effective June 29, 2018, to read as follows: “12.8 Loans to Participants. Subject to such rules and regulations as may from time to time be promulgated by the Committee, the Committee, upon application of a Participant (as that term is defined for purposes of this Section 12.8), may, in its sole and absolute discretion, direct the Trustee to make a loan or loans to such Participant from his Accounts, in the order and upon such terms as the Committee shall establish, and subject to the requirements of this Section 12.8. For purposes of this Section 12.8 only, the term “Participant” shall include    ) (

former Participants and Beneficiaries who are “parties in interest” with respect tothe Plan, as that term is defined under Section 3(14) of ERISA. The maximum amount that may be loaned is the lesser of: (i) $50,000.00, reduced by the highest outstanding balance of any prior loans from the Plan to the Participant during the one-year period ending on the day before the date on which such loan is made, or (ii) one-half of the value of the Participant’s vested Individual Account balance as of the Valuation Date next preceding the date on which the Committee receives the Participant’s loan application. In determining the maximum amount allowed hereunder as a loan, all loans to a Participant from all plans of the Employer and any Affiliate are to be aggregated. The minimum amount that may be loaned is One Thousand Dollars ($1,000.00), and no more than two loans may be outstanding at any time, except to the extent otherwise provided in the policies and procedures adopted by the Committee, the terms of which are incorporated herein, and specifically providing that the maximum number of loans that may be outstanding at any time on behalf of a participant who was previously an employee of Northern Tier Energy LLC, on June 1,2017, including employees who return to active employment of any of such entities subsequent to that date following a return from an approved leave of absence, as part of the acquisition of Western Refining, Inc., and who, on the date of the merger of the Northern Tier Energy Retirement Savings Plan (the “Northern Tier Plan”) into this Plan had up to five (5) outstanding loans under the Northern Tier Plan, shall be the number of outstanding loans under the Northern Tier Plan on the date of such merger. Loans shall be granted by the Committee in a uniform and nondiscriminatory manner. Each loan shall bear a reasonable rate of interest, as determined by the Committee, and shall be adequately secured, with substantially level amortization and payments made not less frequently than quarterly, and shall by its terms require repayment in no later than five (5) years. Notwithstanding the foregoing, a loan made prior to December 2, 2014 from a qualified plan of QEP Resources, Inc. (a “QEP Plan”) to a Participant who was previously an employee of QEP Resources, Inc. (or its affiliates) hired by an Employer on December 2, 2014 (or subsequent to that date following a return from an approved leave of absence), as part of the acquisition by Tesoro Logistics LP from QEP Resources, Inc. of its wholly owned natural gas pipeline and processing business, QEP Field Services, LLC, which loan satisfied the provisions under the QEP Plan for a “home loan”, within the meaning of Section 72(p)(2)(B)(ii), and which is contributed to this Plan as all or any portion of a Rollover Contribution, in accordance with the provisions of Section 4.11 hereof, may continue to be repaid over its term, as determined on the date on which it is contributed to the Plan as a Rollover Contribution. Furthermore, notwithstanding the foregoing, a loan made prior to June 29, 2018 from a qualified plan of Western Refining or its wholly- owned subsidiary, Northern Tier Energy LLC (each, a “Western Plan”) to a Participant who was previously an employee of Western Refining, Inc. (or its affiliates), including its wholly-owned subsidiary, Northern Tier Energy LLC, on ‘    June 1, 2017, including employees who return to active employment of any of such entities subsequent to that date following a return from an approved leave of absence, as part of the acquisition of Western Refining, Inc., which loan satisfied the provisions under a Western Plan for a “home loan”, within the meaning of Section 72(p)(2)(B)(ii), and which constitutes an asset merged into this Plan as a part of the merger of a Western Plan into this Plan, may continue to be repaid over its term, as determined on the date of the merger of such Western Plan into this Plan. All loans shall be repaid pursuant to a payroll deduction procedure established by the Employer unless the Participant is on a Leave of Absence, in which case payment shall be made to the principal office of the Employer by check. All loans to Participants granted under this provision are to be considered a directed investment of such Participant. Loan fees are paid from the Participant’s Individual Account to the extent determined by the Committee pursuant to a nondiscriminatory policy. Loans shall be made pro rata from each investment fund in which the Participant’s Individual Account is invested at the time such loan is made and shall be repaid pro rata to each investment fund with respect to which the Participant has directed the investment of his Individual Account at the time of repayment. Each loan applicant shall receive a clear statement of the charges involved in each loan transaction. This statement shall include the dollar amount and annual interest rate of the finance charge. No distribution shall be made to any Participant or former Participant, or to a Beneficiary or Beneficiaries, or the estate of a Participant unless and until all unpaid loans to the Participant from the Plan,    ) together with interest, have either been offset or paid in full. Loan repayments will be suspended under this Plan as permitted under Section 414(u)(4) of the Code for qualified military service.” 4.    Except as otherwise expressly stated herein, the provisions of the Plan shall continue in full effect. (Signature page follows)

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, these presents are fully executed in the name and on behalf of Andeavor by its proper officer thereunto this 28th day of September, 2018. ANDEAVOR By: HlC-y Fi^na/t. Laird Senior Vice President Chief Human Resources Officer

AMENDMENT NO. 9 TO THE ANDEAVOR 401(k) PLAN Andeavor, LLC (the “Sponsor”) sponsors and maintains the Andeavor 401 (k) Plan, as most recently amended and restated effective January 1, 2014, and as thereafter amended from time to time (the “Plan”). Pursuant to Section 14.1 of the Plan, the Sponsor has the right to amend the Plan from to time. The Sponsor desires to amend the Plan’s provisions relating to the investment of the Plan’s assets (including matters relating to the selection and monitoring of the investment options to be offered under the Plan) and to reflect the recent appointment of the plan administrator. The undersigned, acting as the Sponsor’s delegate with the authority and power to adopt the desired amendment finds the proposed amendment appropriate. Accordingly, the Plan is amended, effective as of October 1, 2018, as follows: 1.    Section 11.1 (Appointment by Committee) of the Plan is amended by the addition of the following provisions at the end thereof, reading as follows: Notwithstanding any other provision of this Section 11.1 or the Plan the contrary, effective as of October 1, 2018, all existing members of the Committee are removed and its charter is terminated, and the Chief Human Resources Officer of Marathon Petroleum Corporation is appointed and designated as the successor Committee and shall serve as the “plan administrator”, as defined under ERISA, of the Plan; provided, that in any case where an individual does not hold the title of Chief Human Resources Officer of Marathon Petroleum Corporation, the highest ranking officer of the Marathon Petroleum Corporation Human Resources Organization shall be deemed to hold such title, and, provided, further, in the case of a dispute over this provision, the Chief Executive Officer of Marathon Petroleum Corporation shall have the authority, in his or her discretion, to determine the individual who holds such title. 2.    Article XIII (Trustee, Investment Managers and Directed Investments) of the Plan is amended by the addition of a new Section 13.6 at the end thereof, reading as follows: 13.6 Investment Committee. Notwithstanding any other provision of this Article XIII or the Plan to the contrary, the “Committee” for purposes of the provisions in this Article XIII is modified as follows: (a) all existing members of the Committee are removed; and, (b) the Marathon Petroleum Corporation Savings Plans Investment Committee and each of its members are appointed and designated as the successor Committee such purposes, and the Marathon Petroleum Corporation Savings Plans Investment Committee will apply, provided, however, that such charter’s provisions are modified accordingly so as to apply to the governance of the Plan. The Plan, as amended by the foregoing changes, is ratified and confirmed in all respects.

IN WITNESS WHEREOF, the undersigned, acting pursuant to the authority and power delegated to her, has caused this Amendment No. 9 to be adopted and executed, effective as of the date specified above. [GRAPHIC APPEARS HERE]C. Laird Date Signed: Chief Human Resources Officer Marathon Petroleum Corporation

AMENDMENT NO. 10 TO THE ANDEAVOR 401 (k) PLAN Andeavor, LLC (the “Sponsor”) sponsors and maintains the Andeavor 401 (k) Plan, as most recently amended and restated effective January 1, 2014, and as thereafter amended from time to time (the “Plan”). Pursuant to Section 14.1 of the Plan, the Sponsor has the right to amend the Plan from time to time. The undersigned is acting as the Sponsor’s delegate with the authority and power to amend the Plan. Accordingly, the Sponsor amends the Plan, effective as of the close of December 31, 2018, by the addition a new Article XIX at the end thereof, reading read as follows: “ARTICLE XIX PLAN FREEZE Notwithstanding any other Plan provision to the contrary, effective as of the close of December 31,2018, participation in and the further accrual of benefits under the Plan is frozen and no further Employer or Participant contributions of any type (e.g., Salary Reduction Contributions, Catch-Up Contributions, Employee Contributions, Safe Harbor Matching Contributions, Company Matching Contributions, etc.) will accrue or otherwise be made to the Plan after such date, other than contributions attributable to the service of Participants at an Employer prior to January 1, 2019, and Participant contributions made for the purpose of repaying Participant loans under the Plan; provided, however, that the Plan will otherwise continue in existence until such time as it may be further amended, or terminated, or merged into another tax-qualified plan, in part or parts spun-off into another or as a tax-qualified plan, provided, further, that: (i) until the Plan is otherwise amended or the Participant loan program is otherwise modified, the Plan’s Participant loan feature will continue and will continue to accept Participant loan repayments; (ii) distributions to terminated Participants, Beneficiaries and alternate payees under qualified domestic relations orders, and financial hardship withdrawals and other applicable in-service distributions to active Participants will continue; and (iii) the Plan will be administered in all other respects to in accordance with its terms. Additionally, no Employee or other individual will be eligible to initially become a Participant in the Plan or re-enter the Plan as an active Participant after December 31, 2018.”

The Plan, as amended by the foregoing changes, is ratified and confirmed in all respects. IN WITNESS WHEREOF, the undersigned, acting pursuant to the authority and power delegated to her by the Sponsor, has caused this Amendment No. 10 to be adopted and executed, effective as of the date specified above. Dated: December 2018 Andeavor, LLC [GRAPHIC APPEARS HERE] FiorfaJS. Laird Chief Human Resources Officer Marathon Petroleum Corporation